SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)

                              (AMENDMENT NO. 1)(1)


                         First American Health Concepts
                         ------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
                         ------------------------------
                         (Title of Class of Securities)


                                  31852 M-10-5
                                 --------------
                                 (CUSIP Number)

                                John R. Behrmann
                         Behrwood Capital Services, Inc.
                       105 Leader Heights Road, Suite 100
                            York, Pennsylvania 17404
                                 (717) 747-9448
                  ---------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               December 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

----------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
                              (Page 1 of 10 Pages)

                         AMENDMENT NO. 1 TO SCHEDULE 13D
                            PURSUANT TO RULE 13d-2(a)
                                     OF THE
                          GENERAL RULES AND REGULATIONS
                                    UNDER THE
                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

     This Amendment No. 1 amends the original Schedule 13D filed with the Securities and Exchange Commission on January 15, 1999 by John R. Behrmann, Nancy Behrmann and the J&N Family Limited Partnership, together, as a group.

                                  SCHEDULE 13D
----------------------                                        ------------------
CUSIP NO. 31852 M-10-5                                        PAGE 2 OF 10 PAGES
----------------------                                        ------------------

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John R. Behrmann
    ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
    ----------------------------------------------------------------------------
3   SEC USE ONLY

    ----------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF, SC
    ----------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]
    ----------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States
    ----------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     30,000
     NUMBER OF       -----------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     139,883
     OWNED BY        -----------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       30,000
      PERSON         -----------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     139,883
                     -----------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    169,883
    ----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

    ----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    6.4%
    ----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
    ----------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------                                        ------------------
CUSIP NO. 31852 M-10-5                                        PAGE 3 OF 10 PAGES
----------------------                                        ------------------

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Nancy Behrmann
    ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
    ----------------------------------------------------------------------------
3   SEC USE ONLY

    ----------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
    ----------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]
    ----------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States
    ----------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     0
     NUMBER OF       -----------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     139,883
     OWNED BY        -----------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       0
      PERSON         -----------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     139,883
                     -----------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    139,883
    ----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

    ----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.4%
    ----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
    ----------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------                                        ------------------
CUSIP NO. 31852 M-10-5                                        PAGE 4 OF 13 PAGES
----------------------                                        ------------------

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J&N Family Limited Partnership
    23-2963821
    ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
    ----------------------------------------------------------------------------
3   SEC USE ONLY

    ----------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
    ----------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]
    ----------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    Pennsylvania
    ----------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     0
     NUMBER OF       -----------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     139,883
     OWNED BY        -----------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       0
      PERSON         -----------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     139,883
                     -----------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    139,883
    ----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

    ----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.4%
    ----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    PN
    ----------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------                                        ------------------
CUSIP NO. 31852 M-10-5                                        PAGE 5 OF 10 PAGES
----------------------                                        ------------------

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John R. Behrmann as General Partner in
    J&N Family Limited Partnership
    ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
    ----------------------------------------------------------------------------
3   SEC USE ONLY

    ----------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
    ----------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]
    ----------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States
    ----------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     0
     NUMBER OF       -----------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     139,883
     OWNED BY        -----------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       0
      PERSON         -----------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     139,883
                     -----------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    139,883
    ----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

    ----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.4%
    ----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
    ----------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------                                        ------------------
CUSIP NO. 31852 M-10-5                                        PAGE 6 OF 10 PAGES
----------------------                                        ------------------

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Nancy Behrmann as General Partner in
    J&N Family Limited Partnership
    ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
    ----------------------------------------------------------------------------
3   SEC USE ONLY

    ----------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
    ----------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]
    ----------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States
    ----------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     0
     NUMBER OF       -----------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     139,883
     OWNED BY        -----------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       0
      PERSON         -----------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     139,883
                     -----------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    139,883
    ----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

    ----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.4%
    ----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
    ----------------------------------------------------------------------------

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     The information in Item 3 is supplemented as follows:

     John R. Behrmann, individually, holds stock options representing the right to purchase a total of 30,000 shares of FAHC common stock. All of Mr. Behrmann's stock options are currently exercisable. To date, Mr. Behrmann has not exercised any of his options.

     The J&N Family Limited Partnership acquired additional shares of FAHC common stock in December, 1998 as follows:

     Date                      Number of Shares        Purchase Price Per Share
     ----                      ----------------        ------------------------

     December 21, 1998              2,800                      $3.9375
     December 29, 1998              3,500                      $3.9375
     December 31, 1998             18,077                      $3.8750

ITEM 4. PURPOSE OF TRANSACTION.

     The information in Item 4 is supplemented as follows:

     The J&N Family Limited Parnership purchased the additional shares of FAHC common stock for investment.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

     The information in Item 5 is amended in its entirety to read as follows:

John R. Behrmann, Nancy Behrmann, and the J&N Family Limited Partnership, as a Group**

                  (i)    Aggregate number of shares:        169,883
                  (ii)   Percentage of class:                   6.4%*
                  (iii)  Sole voting power:                  30,000
                  (iv)   Shared voting power:               139,883
                  (v)    Sole dispositive power:             30,000
                  (vi)   Shared dispositive power:          139,883

*    Based on 2,604,736 outstanding shares of FAHC common stock.

** John R. and Nancy Behrmann together share equal voting and dispositive power over the shares owned by the J&N Family Limited Partnership. John R. Behrmann possesses sole voting and dispositive power over the options beneficially owned by Mr. Behrmann individually.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     Item 6 is amended in its entirety to read as follows:

     John R. Behrmann, individually, holds stock options representing the right to purchase a total of 30,000 shares of FAHC common stock. All of Mr. Behrmann's stock options are currently exercisable. To date, Mr. Behrmann has not exercised any of his options.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D is true, complete, and correct.

                                                  /s/ John R. Behrmann
                                                  ------------------------------
                                                  John R. Behrmann
                                                  Date:  October 30, 1999


                                                  /s/ Nancy P. Behrmann
                                                  ------------------------------
                                                  Nancy Behrmann
                                                  Date:  October 30, 1999



                                                  J&N Family Limited Partnership

                                                  By: /s/ John R. Behrmann
                                                  ------------------------------
                                                        John R. Behrmann

                                                  Its:  General Partner
                                                  Date: October 30, 1999